                                                                    EXHIBIT 99.1

[LOGO FOR:
RYDER SCOTT COMPANY
PETROLEUM ENGINEERS]                                          FAX (713) 651-0849

1100 LOUISIANA  SUITE 3800  HOUSTON, TEXAS 77002-5218   TELEPHONE (713) 651-9191


                                          March 14, 1997



Dominion Resources Black Warrior Trust
NationsBank Center
901 Main Street, 12th Floor
Dallas, Texas 75202

Gentlemen:

           At your request, we have prepared an estimate of the reserves, future production, and income attributable to certain royalty interests of Dominion Resources Black Warrior Trust (the Trust) as of January 1, 1997. The subject properties are located in Black Warrior Basin, Tuscaloosa County, Alabama. The income data were estimated using the Securities and Exchange Commission (SEC) guidelines for future cost and price parameters.

          The estimated reserves and future income amounts presented in this report are related to hydrocarbon prices. December 1996 hydrocarbon prices provided by Dominion Black Warrior Basin, Inc. (Dominion) were used in the preparation of this report as required by SEC guidelines. However, future prices may vary significantly from December 1996 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. A summary of the result of this study is shown below.


    DENVER OFFICE: 600 SEVENTEENTH  SUITE 900N  DENVER, COLORADO 80202-5401
                 TELEPHONE (303) 623-9147   FAX (303) 623-4258
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Dominion Resources Black Warrior Trust
March 29, 1996
Page 2


                   UNESCALATED PARAMETERS - YEAR END PRICING
                     Estimated Net Reserve and Income Data
                         Certain Royalty Interests of
                    Dominion Resources Black Warrior Trust
                        65% Overriding Royalty Interest
                             As of January 1, 1997

           --------------------------------------------------------

                                          Total
                                          Proved
                                       ------------
Net Remaining Reserves
----------------------
  Gas - MMCF                                82,388

Income Data
-----------
  Future Gross Revenue                 $217,830,414
  Tax Credits                            47,929,114
                                       ------------
  Future Net Income (FNI)              $265,759,528

  Discounted FNI @ 10%                 $164,308,370

          All gas volumes are sales gas expressed in millions of cubic feet
(MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

          Al of the reserves included herein are comprised of the proved producing category. The various producing status categories are defined in the attached "Reserve Definitions and Pricing Assumptions" in this report.

          A Staff Accounting Bulletin (S.A.B.) issued September 18, 1989 allows for oil and gas producing companies to include coalbed methane gas in their estimate of proved reserves under SEC guidelines. In accordance with the S.A.B. dated November 30, 1989 these reserves should be included provided they comply in all other respects with the definition of proved oil and gas reserves. Included is the requirement that methane production be economical at current prices, costs (net of the tax credit) and existing operating conditions. At the request of Dominion, the coalbed methane gas reserves presented herein are based on economic parameters which include Dominion's estimates of the future
Section 29 Tax Credit. Dominion's estimates of the future tax credits are presented in detail in the attached "Reserve Definitions and Pricing Assumptions" in this report.

          The future gross revenue is after the deduction of production taxes and before the addition of Dominion's estimate of Section 29 Tax Credit (presented as "other income"). The future net income is before the deduction of state and federal income taxes and general overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. No attempt has been made to quantify or otherwise account for any accumulated gas production imbalances that may exist. Gas reserves account for 100 percent of total future gross revenue from proved reserves.

          The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown on each estimated projection of future production and income presented in a later section of this report and in summary form below.



                   RYDER SCOTT COMPANY    PETROLEUM ENGINEERS

Dominion Resources Black Warrior Trust
March 29, 1996
Page 3


                                           Year End Pricing
                                Dominion Resources Black Warrior Trust
                                    65% Overriding Royalty Interest
                                      Discounted Future Net Income
                                         As of January 1, 1997
                                             Total Proved
                                ---------------------------------------
                Discount Rate                    Total
                  Percent                       Proved
                -------------              ----------------
                      5                      $202,809,862
                     15                      $138,431,720
                     20                      $119,810,044
                     25                      $105,725,076

Reserves Included in This Report
--------------------------------

          The proved reserves included herein conform to the definition
              ---------------
as set forth in the Securities and Exchange Commission's Regulation S-X
Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting Bulletins.

          Our definition of proved reserves is included in the attached "Reserve Definitions and Pricing Assumptions" in this report.

Estimates of Reserves
---------------------

          In general, the reserves included herein were estimated by performance methods or the volumetric method; however, other methods were used in certain cases where characteristics of the data indicated such other methods were more appropriate in our opinion. The reserves estimated by the performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there were inadequate historical performance data to establish a definitive trend or where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.



                   RYDER SCOTT COMPANY    PETROLEUM ENGINEERS

Dominion Resources Black Warrior Trust
March 29, 1996
Page 4

          The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

Future Production Rates
-----------------------

          Initial production rates are based on the current producing rates for those wells now on production. Test data and other related information were used to estimate the anticipated peak production rates for those wells or locations which are not currently producing at peak rates. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of dewatering where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Dominion.

          In general, we estimate that future gas production rates will continue to be the same as the average rate for the latest available 12 months of actual production until such time that the well or wells are incapable of producing at this rate. The well or wells where then projected to decline at their decreasing delivery capacity rate. Our general policy on estimates of future gas production rates is adjusted when necessary to reflect actual gas market conditions in specific cases.

          The future production rates from wells now on production may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies. Wells or locations which are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

Hydrocarbon Prices
------------------

          Dominion furnished us with contract gas prices in effect at December 31, 1996 and these prices were held constant to depletion of the reserves. In accordance with Securities and Exchange Commission guidelines, changes in gas prices subsequent to December 31, 1996 were not taken into account in this report. Future prices used in this report are discussed in detail in the attached "Reserve Definitions and Pricing Assumptions" in this report.



                   RYDER SCOTT COMPANY    PETROLEUM ENGINEERS

Dominion Resources Black Warrior Trust
March 29, 1996
Page 5


Costs
-----

          The income attributable to Dominion Resources Black Warrior Trust is based on a 65 percent overriding royalty interest, and has no associated deductions or costs. The costs utilized in the evaluation of the leasehold interest are presented below.

          Operating costs for the leases and wells in the unescalated case are based on the operating expense reports of Dominion and include only those costs directly applicable to the leases or wells. When applicable, the operating costs include a portion of general and administrative costs allocated directly to the leases and wells under terms of operating agreements. The current operating and development costs were held constant throughout the life of the properties. At the request of Dominion, their estimate of zero net abandonment costs after salvage value for the properties was used in this report. Ryder Scott has not performed a detailed study of the abandonment costs nor the salvage value and makes no warranty for Dominion's estimate. No deduction was made for indirect costs such as general administration and overhead expenses, loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the leases or wells.

General
-------

          The attached tables 1 through 3 present the grand summaries of our estimated projection of production and income by years beginning January 1, 1997 by category.

          The estimates of reserves presented herein are based upon a detailed study of the properties in which the Trust owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities which may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. Dominion has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by Dominion were accepted without independent verification. The estimates presented in this report are based on data available through December 1996.



                   RYDER SCOTT COMPANY    PETROLEUM ENGINEERS

Dominion Resources Black Warrior Trust
March 22, 1996
Page 6

          Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

          This report was prepared for the exclusive use of the Trust. The data, work papers, and maps used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

                                               Very truly yours,

                                               RYDER SCOTT COMPANY
                                               PETROLEUM ENGINEERS


                                               /s/ LARRY P. CONNOR

                                               Larry P. Connor, P.E.
                                               Petroleum Engineer

LPC/sw


                   RYDER SCOTT COMPANY    PETROLEUM ENGINEERS
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                           DEFINITIONS OF RESERVES



SEC DEFINITIONS
---------------

          Proved reserves of crude oil, condensate, natural gas, and natural
          ---------------
gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing operating conditions using the cost and price parameters discussed in other sections of this report. Reservoirs are considered proved if economic producibility is supported by actual production or formation tests. In certain instances, proved reserves are assigned on the basis of a combination of core analysis and electrical and other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluid contacts, if any, and (2) the adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available. Proved natural gas reserves are comprised of non-associated, associated and dissolved gas. An appropriate reduction in gas reserves has been made for the expected removal of natural gas liquids, for lease and plant fuel, and for the exclusion of non-hydrocarbon gases if they occur in significant quantities and are removed prior to sale.

          Reserves that can be produced economically through the application of improved recovery techniques are included in the proved classification when these qualifications are met: (1) successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based, and (2) it is reasonably certain the project will proceed. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids.

          Estimates of proved reserves do not include crude oil, natural gas, or natural gas liquids being held in underground or surface storage.




                   RYDER SCOTT COMPANY    PETROLEUM ENGINEERS

                  DEFINITIONS OF PRODUCING STATUS CATEGORIES



Developed Producing
-------------------

          Producing reserves are recoverable from completion intervals
          ---------
currently open and producing to market. Improved recovery reserves are considered to be producing only after an improved recovery project has been installed and is in operation.

Developed Non-Producing
-----------------------

          Shut-in reserves are recoverable from completion intervals now open,
          -------
but which had not started producing as of the date of our estimate.

          Behind pipe reserves are recoverable from zones behind casing in
          -----------
existing wells, which will require additional completion work or a future recompletion prior to the start of production.

Undeveloped
-----------

          Undeveloped reserves are recoverable by new wells on undrilled
          -----------
acreage, from existing wells where a relatively large expenditure is required for recompletion and from acreage where the application of an improved recovery project is planned and the costs required to place the project in operation are relatively large. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are included only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.



                   RYDER SCOTT COMPANY    PETROLEUM ENGINEERS

                   HYDROCARBON PRICING AND COST PARAMETERS

                    Dominion Resources Black Warrior Trust
         Dominion Black Warrior Basin, Inc.'s Pricing and Cost Policy
                            Unescalated Parameters
                          Effective January 1, 1997


Gas
---

          Dominion has furnished the pricing scenario to use at January 1, 1997.


                   Year                     $/MMBTU
                ----------                -----------
                   1997                       2.84
                   1998                       2.84
                   1999                       2.84
                   2000                       2.84
                   2001                       2.84
                   2002                       2.84
                   2003                       2.84
                   2004                       2.84




                    Lease Operating 1,2  Compression 1
                        Expense             Costs
       Year          $/Well/Month           $/MCF
    ----------      ---------------      -----------
       1997               1,266              .179
       1998               1,214              .176
       1999               1,136              .175
       2000               1,020              .172
       2001                 903              .172
       2002                 808              .168
       2003                 791              .161
       2004                 623              .153




                   Estimated Section 29 Tax Credit
                -------------------------------------
                   Year                     $/MMBTU
                ----------                -----------
                   1997                      1.056
                   1998                      1.056
                   1999                      1.056
                   2000                      1.056
                   2001                      1.056
                   2002                      1.025


---------------
1 All prices and costs are held constant after the year 2004.



                   RYDER SCOTT COMPANY    PETROLEUM ENGINEERS